As filed with the Securities and Exchange Commission on November 14, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

PENNSYLVANIA	22-2476703
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S Employer Identification Number)

One Franklin Plaza, Burlington, NJ	08016-4907
(Address of Principal Executive Offices)	(Zip Code)

Franklin Electronic Publishers, Incorporated

2005 Stock Option Plan

(Full Title of the Plan)

Arnold D. Levitt	Copy to:
Senior Vice President and Chief Financial Officer	Robert L. Kohl, Esq.
Franklin Electronic Publishers, Incorporated	Katten Muchin Rosenman LLP
One Franklin Plaza	575 Madison Avenue
Burlington, NJ 08016-4907	New York, New York 10022
(609) 386-2500	(212) 940-8800
(Name, Address and Telephone Number of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock	1,500,000	$4.35	$6,525,000	$768

(1)	This Registration Statement also covers an indeterminate number of shares of Franklin Electronic Publishers, Incorporated common stock that may be issuable by reason of stock splits, stock dividends, or other adjustment provisions of the Restricted Stock Plan in accordance with Rule 416 under the Securities Act of 1933.

(2)	Estimated solely for the purpose of calculating the registration fee; computed, pursuant to Rule 457(c) and (h), upon the basis of the average of the high and low prices of the Common Stock as quoted on the American Stock Exchange on November 8, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION.*

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

Franklin Electronic Publishers, Incorporated (the “Company”) is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the “Commission”). The following documents, or portions thereof, filed by the Company with the Commission pursuant to the Exchange Act, are incorporated by reference in this Registration Statement:

a.	The Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005;

b.	(i) The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005;

(ii) The Company’s Current Reports on Form 8-K filed on August 12, 2005 and September 8, 2005, respectively; and

c.	The information in respect of the Company’s common stock $.01 par value (the “Common Stock”) under the captions “General” and “Common Stock” contained in the Company’s Registration Statement on Form 8-A filed with the Commission on October 31, 2003, as amended.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment hereto indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the respective dates of filings of such documents.

ITEM 4.	DESCRIPTION OF SECURITIES

Not Applicable

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

The law firm of Katten Muchin Rosenman LLP, New York, New York, of which Edward H. Cohen, a director of the Company, serves as Counsel, acts as counsel to the Company. As of the date of this Registration Statement, Mr. Cohen holds outstanding options to purchase 94,166 shares of the Company’s Common Stock, of which 94,166 are presently exercisable; no additional options will become exercisable within the next 60 days. Mr. Cohen does not share in any fees paid by the Company to Katten Muchin Rosenman LLP and his compensation is not based on the Company’s fees.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 9-04(a) of the Company’s By-laws provides that a director of the Company shall not be personally liable for monetary damages for any action taken or any failure to take any action, unless (i) the director has breached or failed to perform the duties of his office as set forth in Section 512 of the Pennsylvania Business Corporation Law (the “Pennsylvania BCL”) (relating to standard of care and justifiable reliance, as described below) and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The By-law Section 9-04(a) does not apply to the responsibility or liability of a director pursuant to any criminal statute or to the liability of a director for the payment of taxes pursuant to local, state or federal law. The Section does not limit the liability of directors and officers for violations of the federal securities laws in their capacities as directors and officers of the Company.

Section 512 of the Pennsylvania BCL sets forth the standard of care for directors. As fiduciaries with respect to the corporation they serve, directors are obligated to perform their duties in good faith, in a manner they reasonably believe to be in the best interests of the corporation, and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. Section 512 also entitles a director to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, prepared or presented by officers or employees of the corporation, attorneys, public accountants, other experts or committees of the board upon which the director does not serve, provided that the director reasonably believes that such persons or committees are competent with respect to the matter in question and the director has no actual knowledge that would cause such reliance to be unwarranted. Directors may, in considering the best interests of the corporation, consider the effects of any action upon the corporation’s employees, suppliers and customers, and upon the communities in which the corporation has offices or other establishments, as well as all other pertinent factors. While Section 9-04(a) of the By-laws provides directors will not be personally liable for awards of monetary damages for breaches of their duties, including grossly negligent business decisions, it does not eliminate their duty to act with the required standard of care, or for a breach of their duties of failures to act constituting self dealing, willful misconduct or recklessness. Accordingly, equitable remedies for such breaches, including injunctions, are available.

Sections 1741 and 1742 of the Pennsylvania BCL permit Pennsylvania corporations to grant indemnification rights to their directors, officers and other persons. The following provisions of Section 9-04 of the By-laws are based upon the indemnification provisions of these Pennsylvania statutes.

Section 9-04(b) of the By-laws provides that each director or officer of the Company who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any threatened, pending or completed action, suit or proceeding, including, without limitation, an action by or in the right of the Company (a shareholder’s derivative action), by reason of being or having been a director or officer of the Company or serving or having served at the request of the Company in any other capacity, including as a director, officer, employee, agent, partner or fiduciary for another entity, shall be indemnified by the Company to the fullest extent permitted by Pennsylvania law, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred by such person in connection therewith. The Company shall not, however, indemnify any person for actions or omissions to act determined by a court to have constituted willful misconduct or recklessness.

Section 9-04(c) of the By-laws obligates the Company to advance to directors or officers the expenses incurred by them in defending any of the proceedings specified above in advance of the final disposition of such proceedings, provided that, so long as Pennsylvania law continues so to require, such payment shall only be made upon delivery to the Company by the indemnified party of an undertaking to repay all amounts so advanced if it shall ultimately be determined by a court that the person receiving such payments is not entitled to be indemnified.

Section 9-04(d) of the By-laws provides that the rights to indemnification and to the advancement of expenses conferred in the By-laws shall be contractual rights and shall not be exclusive of any other right that any person may have or acquire under the Company’s Articles of Incorporation or By-laws or any statute, agreement or otherwise.

Section 9-04(f) of the By-laws provides that the Company may procure and maintain insurance, or create a fund, to secure or insure its indemnification obligations whether arising under the By-laws or otherwise. The Company has obtained such insurance.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8.	EXHIBITS

Exhibit No.	Description

4.1	Specimen of Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-A, as amended, filed on October 31, 2003).

4.2	Franklin Electronic Publishers, Incorporated 2005 Stock Option Plan (incorporated by reference to the Company’s Proxy Statement filed on July 22, 2005).

5.1	Opinion of Katten Muchin Rosenman LLP.*

23.1	Consent of Radin, Glass & Co., LLP, Independent Public Registered Accounting Firm.*

23.2	Consent of Katten Muchin Rosenman LLP (included in Exhibit 5.1).*

24.1	Power of Attorney (included on page S-1).*

*	filed herewith

ITEM 9.	UNDERTAKINGS

The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 or

Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Burlington, New Jersey, on this 14th day of November, 2005.

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

By:	/s/ ARNOLD D. LEVITT
Arnold D. Levitt
Senior Vice President and
Chief Financial Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Barry J. Lipsky and Arnold D. Levitt each or any of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ EDWARD H. COHEN Edward H. Cohen	Director	November 14, 2005

/s/ BARRY J. LIPSKY Barry J. Lipsky	President, Chief Executive Officer and Director (Principal Executive Officer)	November 14, 2005

/s/ LEONARD M. LODISH Leonard M. Lodish	Director	November 14, 2005

/s/ JAMES MEISTER James Meister	Director	November 14, 2005

/s/ HOWARD L. MORGAN Howard L. Morgan	Director	November 14, 2005

/s/ JERRY R. SCHUBEL Jerry R. Schubel	Director	November 14, 2005

/s/ JAMES H. SIMONS James H. Simons	Director	November 14, 2005

/s/ WILLIAM H. TURNER William H. Turner	Director	November 14, 2005

/s/ ARNOLD D. LEVITT Arnold D. Levitt	Chief Financial Officer, Senior Vice President, and Treasurer (Principal Financial and Accounting Officer)	November 14, 2005

EXHIBIT INDEX

Exhibit No.	Description

4.1	Specimen of Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-A, as amended, filed on October 31, 2003).

4.3	Franklin Electronic Publishers, Incorporated 2005 Stock Option Plan (incorporated by reference to the Company’s Proxy Statement filed on July 22, 2005).

5.1	Opinion of Katten Muchin Rosenman LLP.*

23.1	Consent of Radin, Glass & Co., LLP, Independent Public Registered Accounting Firm.*

23.3	Consent of Katten Muchin Rosenman LLP (included in Exhibit 5.1).*

24.1	Power of Attorney (included on page S-1).*

*	filed herewith